Exhibit 10.4

Licence Agreement aeroBlade 1.5

(Contract No. 07DEGDY4020070630)

between

aerodyn Energiesysteme GmbH

Provianthausstrasse 9

24768 Rendsburg

Germany

-aerodyn

and

Ming Yang Electrical Appliances Combine.

Daling District of National Hi-tech Industrial Development Zone of

Zhongshan

528437 Zhongshan

China

-Licensee

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Table of Contents

List of Annexes

Definitions

Preamble

Art. 1	Subject-matter under Licence
Art. 2	Granting of Licence
Art. 3	Contractual Territory
Art. 4	Duties of aerodyn
Art. 5	Additional service of aerodyn
Art. 6	QM Demands on Licensee
Art. 7	Further Duties of Licensee
Art. 8	Communication
Art. 9	Warranties on the Part of aerodyn
Art. 10	Restrictions on Liability for aerodyn
Art. 11	Procedure in the Event of Conflicts of Industrial Property Rights
Art. 12	Remuneration, Royalties
Art. 13	Invoicing Procedure
Art. 14	Taxes
Art. 15	Confidentiality
Art. 16	Non-competition Clause
Art. 17	Duration of Agreement
Art. 18	Termination of Agreement for Good Cause
Art. 19	Capacity to Enter into this Agreement
Art. 20	Force Majeure
Art. 21	Settlement of Disputes and Governing Law
Art. 22	Additional Agreements

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List of Annexes

Annex 1 to Art. 1.1	Technical Features of the aeroBlade 1.5
Annex 2 to Art. 1.1	List of Documents Describing the Contractual Know-how
Annex 3 to Art. 2.2	Scope of work for Series Production Support
Annex 4 to Art. 4.4	Scope of work for prototype support
Annex 5 to Art.13.2	Specimen Invoice
Annex 6 to Art. 6.1	Extract of the demands on Quality Management in the Guideline of Germanischer Lloyd
Annex 7 to Art. 7.8	List of required tools and equipment
Annex 8 to Art. 2.1	Time Schedule for the delivery of documents
Annex 9 to Art. 12.1	Payment Schedule

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Definitions

Nominal Power of the WECS is the assumed maximum power of a wind energy converter system (WECS) which can be reached in continuous operation.

Basic Documents are documents which are essential for fulfilling the contractual duty. These shall include specifications, drawings, and descriptions.

Blade Test shall be the static blade test as defined in the blade test specification which must be performed to receive the Certification for the aeroBlade 1.5

Secret shall be aerodyn’s technical knowledge which is not in the public domain and which is Essential for the development, production and distribution of WECS and components thereof. In particular, such knowledge shall include the methods of calculation for the development of WECS and components thereof.

aerodyn’s Know-how shall include the documented and Secret technical knowledge as well as the commercial and operational knowledge of aerodyn. This complex know-how which is not in the public domain is Essential in order to enable the development, production and distribution of WECS and their components. This shall in particular include development principles, design programs and calculation documents.

Construction Drawing is a drawing which contains all information required in order to prepare complete manufacturing drawings for the aeroBlade 1.5. It does not contain in all cases single part drawings if the component does consist of several parts joint together.

Manufacturing drawing: A drawing or a set of drawings which contains all information for the manufacturing of a component or an assembly and which can be used directly by the employee in the workshop.

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Certification Institute is the institution which examines the design documents that are subject to approval for their admissibility and concludes the approval with a design assessment or a Certificate.

Guidelines are issued by Certification Institutes and contain technical recommendations for the examination of documents that are subject to approval or for quality management. They are issued, for example, by Germanischer Lloyd, Det Norske Veritas, DIBt or IEC.

Contractual Know-how is the specific, documented and Secret technical knowledge of aerodyn for the construction of rotor blades for WECS as documented in the documents listed in Annex 2.

aeroBlade 1.5 is the rotor blade for WECS with 1.5MW Nominal Power developed by aerodyn and defined in Annex 1 to this Agreement.

Essential shall be the knowledge required in order to enable the development, production and distribution of rotor blades for WECS.

Wind Energy Converter System (WECS) is a complex technical unit which transforms the energy of the wind into electric energy. It includes components such as rotor blades, nacelle with all mechanical and electrical units and tower without foundation element.

Mainland of China: is P.R.C. without the province of Taiwan.

Certification Report: is a report issued by the Certification Authority on the name of the Licensee. The report consist of the A-Design Assessment as well as the statement that the full scale static blade test has been passed.

Qualified, specialised personnel: means personnel which has already extensive experience and know-how in manufacturing big fibre reinforced components and also experience in manufacturing rotor blades for MW wind turbines.

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Preamble

aerodyn has developed the aeroBlade as series of rotor blade families for various Nominal Powers. The copyrights in these blade developments and the rights in the Secret and Essential know-how related to such developments lie with aerodyn. The parties to the Agreement assume that the development of the aeroBlade is of an innovative nature and therefore copyrightable, however, they agree that upon fulfilment of the services to be rendered aerodyn shall basically owe the transfer of the technical information and the know-how which is Secret and Essential for the manufacture of the aeroBlade.

Under this Agreement the Licensee shall be granted the simple, non-exclusive right to use aerodyn’s Know-how for two type (length) of the aeroBlade 1.5.

Mingyang Electrical Appliances Combine is a company focusing on business activities in the field of power distribution and power electronics equipment manufacturer since 1993. Mingyang is now delivering low and medium voltage switch gears, medium voltage inverters, electrical distribution control and mounting systems to the industry clients all over China.

Both companies have already cooperated on the design of a 1.5MW turbine which will be manufactured by Mingyang and have concluded a contract for the development of a 2.5/3.0 MW turbine.

Mingyang Electric Appliances Combine has built a plant for the manufacture of rotor blades in Zhongshan. It primarily intends to distribute the same as part of its own WECS.

The details of this cooperation are described in the following contractual provisions.

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Contractual Provisions:

Art. 1 Subject-matter under Licence

1.1	Subject-matter of the Licence Agreement are two type (length) of the aeroBlade 1.5, the technical features of which are specified in Annex 1 to this Agreement. aerodyn is and will remain holder of all rights in the blade geometry of the aeroBlade 1.5 as well as owner of all documents required for the manufacture of the master plug, the negative mould with heating, the turning device and the rotor blade, the results of calculation, the laminating plan and all further developments made by aerodyn. The papers documenting aerodyn’s licensed Know-how are listed in Annex 2 to this Agreement.

1.2	aerodyn hereby grants the Licensee the option of extending this Licence Agreement to include aeroBlade for a different Nominal Power which the Licensee wants to offer.

Art. 2 Granting of Licence

2.1	By this Agreement, aerodyn shall grant the Licensee the simple, non-exclusive right to use the Contractual Know-how for the manufacture of two type (length) of the aeroBlade 1.5 according to Annex 1 in the Mainland of China and the distribution thereof in the Contractual Territory, as defined in Article 3, and shall for this purpose deliver to the Licensee all documents, specifications, other technical papers, plans and manuals listed in Annex 2 according to the time schedule given in Annex 5.

2.2	The scope of supply of aerodyn also includes one time support in connection with the prototype production by the Licensee. The exact scope and content of this support is defined in Annex 4. This support refers explicitly only to the first master plug, negative mould and prototype blade.

2.3	The scope of supply of aerodyn also includes regular support in connection with the series production by the Licensee. The exact scope and content of this support is defined in Annex 3. The Support Fee for the series production support only for the first production facility of the Licensee is included in the cost defined in Article 12.4. If additional production facilities will be opened and operated for which the Licensee requests support from aerodyn, no matter if those are operated by Joint-Ventures or by the Licensee itself, the full support fee according to Article 12.6 should be paid by the Licensee.

2.4	The granting of sublicences by the Licensee, even after the termination of the agreement according to Article 17 or Article 18, is not permitted. This shall particularly apply with regard to enterprises with which the Licensee has a direct or indirect participating relationship or is in the same group of companies.

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2.5	If the Licensee wishes to enter into joint ventures or similar partnerships for the manufacture of the aeroBlade 1.5, it will require the prior written consent of aerodyn. This shall also apply if the Licensee wants to contract out the manufacture of the aeroBlade 1.5 to third parties or within the group of companies, in particular if this requires the delivery of the Contractual Know-how. In case the Licensee will establish a Joint-Venture or similar partnership, the Licensee shall pay the reduced Basic License Fee according to Article 12.3 to aerodyn.

2.6	The Licensee shall be solely responsible for the production of the aeroBlade 1.5 This shall also apply to the correct designation of dangers as well as to the provision of appropriate operation and maintenance manuals; in this connection, aerodyn will set appropriate standards taking account of the Guidelines of Germanischer Lloyd, which will not, however, release the Licensee from its duty to carry out its own examination. All technical documents put at the disposal of the customers of the Licensee have to be clearly labelled as documents of the Licensee. The Licensee is solely responsible for the compliance with local regulations for labour protection.

2.7	The aeroBlade 1.5 will be certified with the technical data described in Annex 1 according to the current version of the Guidelines of Germanischer Lloyd. Any further obtainment of necessary approvals from authorities and other institutions shall be the duty of the Licensee as the manufacturer of rotor blades.

2.8	The Licensee shall market the aeroBlade 1.5 under its own product name, its own name or brand. The Licensee will not be allowed to use the name of aerodyn in words and images without the prior written consent of aerodyn.

2.9	Changes to the Contractual Know-how and constructional changes to the aeroBlade 1.5 as well as the further development thereof by the Licensee shall not be permitted.

2.10	aerodyn shall have the unlimited right to grant further licences to other licensees.

Art. 3 Contractual Territory

3.1	The Licensee shall be entitled to manufacture the aeroBlade 1.5 in the Mainland of China with the help of the Contractual Know-how. The Licensee undertakes not to manufacture the aeroBlade 1.5 outside the Mainland of China or cause to be manufactured by third parties outside the Mainland of China.

3.2	The Licensee shall be entitled to distribute and sell the aeroBlade 1.5 worldwide, however, not to customers with projects with places for the erection of WECS on the continents of Europe and North and South America.

3.3	The restriction of Article 3.2 does not apply if the Licensee sells the aeroBlade 1.5 as one part of WECS which have been manufactured by the Licensee itself.

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Art. 4 Duties of aerodyn

4.1	aerodyn shall inform the Licensee separately about the material parameters required for the purchase of materials and for the manufacture of the aeroBlade 1.5.

4.2	aerodyn shall support the Licensee in the selection of the suppliers of materials suited for the production of rotor blades and shall, to this end, provide the list of possible material suppliers. The Licensee itself shall be responsible for selecting the suppliers. The list of suppliers of materials does not contain a recommendation of a certain supplier. At the Licensee’s request, further suppliers may be included in the list of suppliers if the Licensee or the supplier proves that the material parameters meet the requirements of the Certification Institute. The material tests have to be carried out by an institution approved by the Certification Institute without any fees or similar costs being incurred by aerodyn as a result.

4.3	aerodyn shall be obligated to introduce the Licensee’s qualified, specialised personnel in charge to the technical documents according to Annex 2 and familiarise them with the technical features to the extent that the Licensee is able to understand the special features of the aeroBlade 1.5. The introduction by aerodyn shall in particular comprise support in connection with the construction of the master plug, the construction of the negative mould as well as the construction of the prototype blade which will be manufactured by the Licensee itself, which shall, among other things, guarantee that the technical documents provided are interpreted correctly.

4.4	aerodyn has planned the time required in connection with the prototype support according to Annex 4 to this Agreement. For this planned time period aerodyn has assumed that the Licensee has already relevant and extensive experiences for Rotor Blade production. Should aerodyn realise that , because of insufficient experience of the Licensee, the time actually required exceeds the planned time frame by more than 10%, aerodyn will inform the Licensee thereof. In that case, aerodyn shall be entitled to demand a remuneration to be paid additionally according to the time spent on the basis of aerodyn’s hourly rates according to Art 12.7 for the further time required and other expenses like travel or hotel costs.

4.5	aerodyn will advise the Licensee on the carrying out of one Blade Test according to the scope of work defined in Annex 4. If more Blade Tests are needed aerodyn will submit an additional offer for this service to the Licensee. aerodyn will prepare a separate specification for the carrying out of the Blade Test. The Blade Test, including test blade, crane, measuring method and collection of measured data, shall be carried out by the Licensee at its own expense and risk. The Blade Test will be carried out in the presence of an employee of aerodyn and, if required by the Certification Institute, an employee of the Certification Institute. The personnel costs relating to the support in connection with the Blade Test, the documentation for certification and the Certificate shall be borne by aerodyn. The personnel costs on the part of the Licensee, all related hardware costs such as design and manufacturing of the test stand, crane, load introduction structure, measurement equipment and all other related hardware cost shall be borne by the Licensee. The Certification Report will be made out in the name of the Licensee after the Blade Test has been successfully finished.

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4.8	aerodyn shall be obligated to inform the Licensee about changes and improvements resulting from further developments of the Contractual Know-how and provide the Licensee with documents which have been revised accordingly.

Art. 5 Additional service of aerodyn

5.1	aerodyn will ensure the suitability of the aeroBlade 1.5 with the technical data according to Annex 1 for use on the WEC Ming Yang 1.5MW. At the request of the Licensee, aerodyn shall check and verify the blade structure of the aeroBlade 1.5 to the respective requirements (loads) of customers of the Licensee. For this purpose, the Licensee will put at aerodyn’s disposal the extreme and fatigue loads in a form stipulated in advance. If the verification shows sufficient safety margin in the blade structure for the new blade loads aerodyn will set up a new blade documentation and apply for a new extended Certification Report at the Certification Institute. The Licensee shall separately reimburse the costs of the verification of the blade structure and of the certification of the aeroBlade 1.5 to aerodyn against invoice as follows:

Verification of the blade structure for one set of new loads: 20 000 EURO.

5.2	At the request of the Licensee, aerodyn shall adapt the laminating plan of the aeroBlade 1.5 to the respective requirements (loads) of customers of the Licensee. For this purpose, the Licensee will put at aerodyn’s disposal the extreme and fatigue loads in a form stipulated in advance. The Licensee shall separately reimburse the costs of an adjustment of the laminating plan resulting therefrom and of the certification of the aeroBlade 1.5 to aerodyn against invoice as follows:

adjustment of the load-bearing main sparcaps: 30 000 EURO.

additional adjustment of the shell or shear web: 50 000 EURO.

5.3	A new Static Blade Test, or parts thereof, may be needed to receive a new Certification Report of the aeroBlade 1.5 for the modifications according to Article 5.1 and 5.2 above. The necessity and the extend of the new Static Blade Test must be discussed and agreed between aerodyn and the Certification Institute from case to case. The costs of a Blade Test (if necessary) including personal cost of the Certification Institute and aerodyn shall be borne by the Licensee, the costs of the certification shall be borne by aerodyn.

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5.4	The invoice for the additional service according to Article 5.1 and 5.2 will be made out at 50% before commencement of work by aerodyn and at 50% after delivery of the new Certification report to the Licensee.

5.5	aerodyn will provide the Licensee with the new Certification Report of the aeroBlade 1.5. The Certificate will be made out in the name of the Licensee.

5.6	Other additional services, which are not listed above and which are required by the Licensee will be charged additionally. Both parties have to set up a new agreement regarding the required service in advance.

Art. 6 QM Demands on Licensee

6.1	It is indispensable for the certification of the Rotor aeroBlade 1.5 to be produced by the Licensee to establish a quality management system for the manufacture which meets the requirements of the Certification Institute. To this end, the Licensee has to satisfy the demands of the Certification Institute on the manufacturing firms and the quality management according to the Guideline of Germanischer Lloyd concerning the certification of WECS, including the demands on the personnel and technical equipment of the manufacturing firm, and have itself certified and shall obtain a Shop Approval by the Certification Institute at its own expense before the start of the series production. An extract of the demands of the Guideline of Germanischer Lloyd is given in Annex 5.

6.2	The Licensee shall be obligated to prove to aerodyn upon request compliance with the standards of the Certification Institute by means of appropriate test certificates within the framework of the quality management (DIN ISO 9001). aerodyn shall be under no obligation to inspect.

6.3	The Licensee will examine the design and production documents for completeness and accuracy immediately after delivery and immediately inform aerodyn of any reservations.

Art. 7 Further Duties of Licensee

7.1	The Licensee shall be obligated to skilfully manufacture the aeroBlade 1.5 taking into account the care as is usual in the line of business, the standards set by aerodyn and the standards set by the suppliers of materials as well as the obligations imposed by the Certification Institute with the help of sufficiently qualified, specialised personnel. 7.2 The Licensee shall be obligated to put a serial number on the aeroBlade 1.5 produced by the Licensee in a place specified by aerodyn and to document the same in such a way that a clear allocation to the state of review of the technical documents provided by aerodyn as well as the used material batch for the specific Rotor Blade is possible.

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7.2	The Licensee shall be obligated to implement future changes to the structure of the aeroBlade 1.5 which serve the safety and operability of the aeroBlade 1.5.

7.3	In so far as in the course of the manufacture of the aeroBlade 1.5 or through the use thereof for the operation of WECS the Licensee becomes aware of any cases of damage, the Licensee undertakes to immediately inform aerodyn thereof and of the causes and consequences of the damage.

7.4	The Licensee undertakes to keep in safe custody the documents, drawings, descriptions and other papers provided by aerodyn and to use the same only in its own company in compliance with the principle of confidentiality and to take precautions to ensure that such documents cannot be made available to third parties.

7.5	The Licensee shall not be permitted to agree with the suppliers of materials a clientele protection for the contractual WECS as to the respective materials or other exclusive rights by which other licensees of aerodyn would be excluded from the purchase of materials or placed at a disadvantage. This shall continue to apply even after the end of the term of the Agreement and/or outside the Contractual Territory.

7.6	The Customer shall be responsible for the compliance with the local regulations for labour protection during the manufacturing of the aeroBlade 1.5.

7.7	The Customer shall be responsible to fulfil the minimum requirements for the use of processing machines and tools for the production of the aeroBlade 1.5 which are listed in Annex 5.

Art. 8 Communication

8.1	The official text of the Agreement and any schedules, annexes or appendices attached hereto and any notices given hereunder shall be in English. In the event of any dispute over the construction or interpretation of this Agreement, reference shall be made only to this Agreement in English and not to any translation into any other language. Language of all communications shall be English.

8.2	Any results of meetings shall be recorded immediately after the respective meeting and the minutes shall be signed by both parties. If no objection to these minutes is raised by the parties to the Agreement within ten working days, the said minutes shall be deemed to be approved and thus form a further working basis.

8.3	Both parties to the Agreement are interested in keeping the aeroBlade 1.5 competitive on the very dynamic WECS market Therefore, they agree to exchange experiences regularly, in particular as regards the evaluation of basic economic and technical conditions, possibilities of improvement and developments of prices of the suppliers. This exchange of experience will take place in the course of the regular visits during the support for series production by aerodyn.

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8.4	All the Basic Documents which have been prepared using metric units will be delivered on aerodyn forms in English. All drawings have been prepared in accordance with the relevant ISO standards or DIN.

8.5	The transmission of confidential data by e-mail is generally only permitted after prior agreement between the parties to the Agreement in each individual case.

8.6	At the beginning of the contractual cooperation each party to the Agreement shall appoint a qualified, English-speaking contact person in charge of the project management The said contact person must have sufficient authority in order to be able to take the necessary decisions with regard to the progress of the project.

Art. 9 Warranties on the Part of aerodyn

9.1	aerodyn has skilfully developed the aeroBlade 1.5 in accordance with Art. 1.1 and Annex 1, taking into account the care as is usual in the line of business and the recognised engineering standards. aerodyn hereby warrants that the aeroBlade 1.5 will be certified following a successful Blade Test and receipt of sufficient measurements in accordance with the current version of the Guidelines of Germanischer Lloyd.

9.2	The further obtainment of any necessary approvals from authorities and other institutions shall be the duty of the Licensee. The Licensee shall bear the commercial risk of use of the transferred Contractual Know-how.

9.3	Claims to rectification of defects against aerodyn shall exclusively refer to engineering services provided by aerodyn. Should design solutions regarding the aeroBlade 1.5 offered by aerodyn or the documents to be delivered be faulty, aerodyn will remedy the acknowledged design defects, which have to be notified immediately in writing, or faulty documents in terms of planning within a reasonable period of time for a period of up to 12 months after certification of the aeroBlade 1.5. If aerodyn is not given the opportunity to remedy defects within a reasonable period of time, the obligation to remedy defects will cease to exist.

9.4	Any claims over and above the foregoing, in particular claims for compensation for any consequential damage or expenses incurred by the Licensee in connection with the use of faulty design documents, shall be excluded, unless the damage

-is based on a design defect for which aerodyn is responsible and the same was caused by aerodyn intentionally or by gross negligence, is based on the absence of a warranted characteristic.

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9.5	Warranty claims against aerodyn shall lapse if the Licensee has deviated from aerodyn’s design standards without aerodyn’s consent in writing and if this deviation is the cause of the warranty claim.

9.6	The Licensee shall immediately pass on to aerodyn every information about any defect or damage which a third party has reported to the Licensee and enable aerodyn’s employees to get an idea of the damage. The aim is to discern design defects that may become known as early as possible and remedy the same. If such an information is not given or if the same is culpably delayed, any liability on the part of aerodyn shall be excluded.

Art. 10 Restrictions on Liability for aerodyn

10.1	aerodyn shall not be liable for any damage suffered by third parties, for example the customers of the Licensee, because of the use of the transferred Contractual Know-how or the delivered documents and papers, for whatever reason.

10.2	The Licensee shall indemnify aerodyn against all claims asserted by third parties against aerodyn due to warranty obligations of the Licensee with regard to its customers or due to statutory liability or product liability.

Art. 11 Procedure in the Event of Conflicts of Industrial Property Rights

11.1	aerodyn is not aware of any third-party rights with regard to the subject-matter of the Agreement in the Contractual Territory impeding the manufacture or distribution of the aeroBlade 1.5 which could justify the attack of a third party on the know-how to be transferred.

11.2	aerodyn assures there is third party right in the Contractual Territory (e.g. patents, utility models) to the subject-matter of the Agreement which have been published up to 6 month before signature of the contract or which will be published during the duration of the contract.

11.3	The Articles 11.4 to 11.6 will apply for attacks on the Contractual Know-how from a third party for reasons others then defined in Article 11.1 to 11.2 above.

11.4	Should it come to the knowledge of one of the parties to the Agreement that there is danger of an attack on the Contractual Know-how from a third party or that claims in this respect are asserted by a third party, the parties shall inform each other thereof and ward off such attacks jointly. aerodyn shall bear all the costs, if the attack happens.

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11.5	In order to defend third-party claims, aerodyn shall be entitled to redesign the aeroBlade 1.5 in such a way that an infringement of industrial property rights does not exist any more. 11.6 If a conflict of industrial property rights is inevitable and cannot be cleared up, aerodyn shall bear all the liability.

Art. 12 Remuneration, Royalties

12.1	The Licensee shall pay the Basic License Fee for two blade lengths of EURO 325,000.00 in accordance with the Payment Schedule in Annex 9.

12.2	The Basic License Fee for each further blade length of the aeroBlade 1.5 shall be EURO 80,000.00 and shall be paid immediately after receipt of the design documents for this blade length.

12.3	In case the Licensee will establish a Joint-Venture or similar partnership, the Licensee shall pay a reduced Basic License Fee to aerodyn. The Licensee shall pay the same percentage of the Basic License Fee as defined in Article 12.1 and Article 12.3 to aerodyn as the share of the partners are in the Joint-Venture or similar partnership. If, for example, the Licensee holds 60% of the Joint-Venture or partnership, the Licensee shall pay 40% of the Basic Licence Fee to aerodyn.

12.4	Furthermore, the Licensee shall pay to aerodyn a Support Fee for the services defined in Art. 2.3 and Annex 3. The Support Fee during the first three years for the first production facility is fixed at 50,000 EUR for each period of 12 month independently of the number of moulds used and includes three visits of three working days each year. If the customer requests support for additional production facilities or wants to extend the support beyond the period of 3 years, the Support Fee will be charged per rotor blade mould used in the amount specified below; in this connection, aerodyn assumes that the Licensee will manufacture so many rotor blades that several rotor blade moulds will be necessary:

. 50,000 EUR for each period of 12 months for the first rotor blade mould in return for the support for series production, and accordingly

. 30,000 EUR for each period of 12 months for the second rotor blade mould, and

. 15,000 EUR for each period of 12 months for each further rotor blade mould.

12.5	The support fee according to Art. 12.4 may be demanded by aerodyn as soon as the first rotor blade is removed from a rotor blade mould. The Licensee undertakes to notify aerodyn of such point in time without aerodyn being required to ask. The support period for the first rotor blade mould shall begin after a successful Blade Test of the prototype blade. The fees becoming due thereafter for the following 12 months will be charged by aerodyn at the beginning of each 12-month period after notification by the Licensee.

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12.6	The Support Fee for the moulds at each additional production facility is settled in the same way as for the first production facility, that is 50.000 EURO for each period of 12 months for the first rotor blade mould, 30.000 EURO for each period of 12 month for the second rotor blade mould and 15.000 EURO for each period of 12 month for every additional rotor blade mould in this additional production facility.

12.7	Remunerations for additional services by aerodyn as defined in Article 5.6 will be charged on the basis of aerodyn’s hourly rates according to the time required if the parties to the Agreement have entered into an additional agreement in this respect beforehand. In 2007 aerodyn’s hourly rates amount to 111 EUR/h and will increase annually by 4% as from January 2008.

12.8	The Support Fee according to Article 12.4 and 12.6 will increase annually by 4% as from the first time to terminate the contract as defined in Article 17.2.

Art. 13 Invoicing Procedure

13.1	aerodyn’s claims for remuneration will become due 30 days after invoicing and sending of the invoice by aerodyn, payable by transfer to the bank account specified by aerodyn.

13.2	Invoicing shall be effected on the basis of an invoice according to the specimen enclosed herewith as Annex 5.

13.3	A right of retention or the right to a set-off shall be excluded. If the Licensee does not pay the agreed remunerations by the agreed date, interest of 8.5% shall be paid on the respective amount due as from that point in time.

Art. 14 Taxes

14.1	All public levies (taxes, charges, customs duties) imposed in connection with the conclusion of this Agreement or the execution thereof shall be borne by aerodyne in so far as such levies are imposed to aerodyne either in the Federal Republic of Germany or People’s Republic of China, and the Licensee shall pay all such levies as far as they are imposed to the Licensee.

14.2	The parties to the Agreement will support each other in the implementation of this rule and give such information as is required in order to be able to make the necessary statements with regard to authorities. However, they shall not have the right to try to find out confidential company data or inspect the books of the other party.

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Art. 15 Confidentiality

15.1	The parties to the Agreement are mutually bound to secrecy with regard to any information already exchanged or still to be exchanged in connection with the negotiations, conclusion and execution of the Agreement.

15.2	The present secrecy clause shall also apply to any other business or operational procedures and information about internal processes and relationships, customers, technical and commercial information about the other party to the Agreement, irrespective of whether the said information is explicitly described as “confidential” or whether its confidentiality results from the nature of the respective information. Both parties agree to swear to secrecy also their personnel as well as any third party involved in the contractual process if such third parties have access to information about the Contractual Know-how.

15.3	This secrecy clause will expire three years after termination of this Agreement.

15.4	The secrecy clause shall also be binding on associated companies, their organs and staff.

15.5	Information shall not be considered confidential if the parties prove that the respective information is already generally known or becomes generally known without any contribution of the parties or has been lawfully obtained by a third party.

15.6	The secrecy clause shall not apply if and to the extent that a disclosure is necessary in order to obtain an official permit. Any kind of publication of the Licensee concerning the contractual cooperation shall be subject to the prior consent of aerodyn.

Art. 16 Non-competition Clause

16.1	The know-how transferred to the Licensee by aerodyn may not be made available to competitors of aerodyn. However, the Licensee has been informed that aerodyn will offer the same Contractual Know-how also to other companies in the Mainland of China and worldwide.

16.2	The Licensee undertakes not to enter into competition with aerodyn. This means that the Licensee is neither allowed to offer design services for rotor blades nor to conclude contracts for the design of rotor blades with customers. This worldwide non-competition clause shall be valid for the entire duration of this Agreement as well as three years after the termination thereof.

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Art. 17 Duration of Agreement

17.1	This Agreement becomes effective as soon as the duly authorised representatives of both parties have signed this Agreement

17.2	The Agreement may be terminated annually by either party subject to six months’ notice, however, for the first time to the end of the third year after date of issue of the first certification report for the prototype blade by the Certification Institute.

17.3	If the Agreement is not terminated, the Agreement will be automatically renewed for another year and the support fee according to Article 12.4 and Article 12.6 becomes due.

17.4	In the event of a termination of the Agreement according to Article 17.2 the Licensee has the unlimited right to manufacture the aeroBlade 1.5 in respect to number of moulds in use and number of blades manufactured without any further fees.

17.5	In case the Agreement is terminated according to Article 17.2 all Series Production Support and other support by aerodyn will end.

Art. 18 Termination of Agreement for Good Cause

18.1	In case the payment according to Art. 12.1 has not been affected 3 month after it has become due, aerodyn shall have the right to terminate this Agreement without further notice.

18.2	Both parties shall have the right to terminate this Agreement without notice if the respective other party is declared bankrupt or insolvent, is a party to winding-up or liquidation proceedings or otherwise terminates its business operations for such a period of time that the performance of its obligations under this Agreement may be affected.

18.3	This shall also apply if the shareholders of the Licensee sell the company and/or the line of business “wind energy” in whole or in part, however, not in the event of a partial sale of the company where more than 50% of the shares continue to be held.

18.4	In the event of a breach of a material obligation under this Agreement or under any of the Annexes hereto by any party, the other party may terminate this Agreement specifying such period of notice as may be necessary from time to time in order to enable the party in breach to remedy or terminate its breach provided that upon expiry of the said notice period the breach of the relevant party continues.

18.5	Any termination of the Agreement in accordance with Art. 18.2, Art. 18.3 and Art. 18.4 hereof shall not affect either party’s obligation under Art. 2.4, Art. 15 and Art. 16 hereof.

Page 18 of page 21

18.6	Upon termination of the Agreement according to Art. 18.2 to 18.4, the Licensee has to completely return to aerodyn the design documents (Annex 2 in the current version at any one time), including all copies made and data carriers produced. The Grant of Licence according to Article 2 will cease to exist. The Licensee, his partners or its legal successor are not allowed to further build the aeroBlade 1.5 in any way or at any place. Documents which will be required for the subsequent maintenance of the aeroBlade 1.5 may continue to be used by the Licensee or its legal successor if a coordinated record has been prepared between aerodyn and the Licensee (legal successor) about content and scope of these documents.

Art. 19 Capacity to Enter into this Agreement

Each party represents and warrants to the other party that it has the full legal capacity to enter into this Agreement without involving an intermediary such as an import and export company.

Art. 20 Force Majeure

The parties to this Agreement shall not be deemed to be in breach of this. Agreement or otherwise liable with regard to the other party for any delay in performance or any non-performance of any obligations under this Agreement if and to the extent that the delay or non-performance is due to an Event of Force Majeure. “Event of Force Majeure” shall mean, with regard to either party, an event or circumstance beyond the reasonable control of that party, for example, without limitation, wars or embargoes on imports.

Art. 21 Settlement of Disputes, Governing Law

21.1	All Disputes arising out of or in connection with this Agreement, including any question regarding its existence, validity or termination, shall be put forward in writing and should then be settled by amicable agreement within 3 months.

21.2	If such an agreement cannot be reached, all disputes arising out of or in relation to this Agreement shall be finally settled by arbitration to the exclusion of the courts of law by the Arbitration Tribunal of the International Chamber of Commerce in Singapur (ICC) in accordance with its Rules of Arbitration by one or more arbitrators appointed in accordance with such Rules. The arbitration proceedings shall be conducted in the English language. The arbitrators shall refer to the English version of the Agreement.

Page 19 of page 21

21.3	Arbitration awards shall be final and binding upon both parties.

21.4	The application of the United Nations Convention on Contracts for the International Sale of Goods shall be excluded.

21.5	This Agreement shall be governed and construed as to all matters, including validity, interpretation and performance, in accordance with the laws of Great Britain.

Art. 22 Additional Agreements

22.1	This Agreement, including all Annexes, contains the entire agreement between the parties with respect to the subject-matter hereof and supersedes any and all prior written and verbal negotiations, commitments and understandings pertaining to the subject-matter hereof.

22.2	Any changes to this Agreement must be made in writing. There are no supplementary verbal agreements. Any changes and supplements to as well as deletions and the notice of termination of the Agreement and changes to this clause must be made in writing in order to be effective.

22.3	If individual provisions of this Agreement should be invalid, this shall not affect the validity of the Agreement as a whole. Both parties shall make efforts to replace invalid provisions with valid provisions without losing sight of the economic content of the Agreement.

22.4	Upon premature termination of the present Agreement for whatever reason aerodyn may freely use and dispose of development results gained up to that point.

22.5	Place of fulfilment of the contractual duties of aerodyn shall be Germany.

22.6	If under the laws of the People’s Republic of China registration or approval of this Agreement is required, the Licensee shall ensure that such registration and/or approval is duly obtained and the Licensee shall bear all related costs, including but not limited to lawyer’s fees incurred by aerodyn for review and/or implementation of any amendments to this Agreement required by the relevant approving or registration authority.

22.7	All submissions and communications hereunder shall be written in the English language.

22.8	Neither party shall assign, transfer or subcontract this Agreement and/or any of its rights or obligations hereunder, either in whole or in part, without the prior written consent of the other party.

Page 20 of page 21

aerodyn	Licensee

By	By
(Signature)	(Signature)

S.nke SIEGFRIEDSEN	Wang Song
(Name typed)	(Name typed)

President	General Manager
(Title)	(Title)

2007 - 06 - 30	June 30th, 2007
(Date signed)	(Date signed)

Page 21 of page 21

Annex 1:

Technical Data

Operation Parameter

	aeroBlade 1.5-34	aeroBlade 1.5-37.5	aeroBlade 1.5-40.2
Design Type Class	TC 1A	TC 2A	TC 3A
Nominal electrical power [kW]	1500	1500	1500
Cut out wind speed (10 min mean) [m/s]	25,0	25,0	25,0
Cut out wind speed (3s mean) [m/s]	30,0	30,0	30,0
Rotor speed range [rpm]	not yet defined	Fitting for WECS Ming Yang 1.5MW	Fitting for WECS Ming Yang 1.5MW
Nominal rotor speed [rpm]	not yet defined	Fitting for WECS Ming Yang 1.5MW	Fitting for WECS Ming Yang 1.5MW
Cone angle [°]	not yet defined	Fitting for WECS Ming Yang 1.5MW	Fitting for WECS Ming Yang 1.5MW
Sense of rotation	Clock wise	Clock wise	Clock wise
No. of blades	3	3	3

Geometry

	aeroBlade 1.5-34	aeroBlade 1.5-37.5	aeroBlade 1.5-40.2
Length [m]	34	37,5	40,2
Max. chord [m]	not yet defined	not yet defined	not yet defined
Total twist [°]	not yet defined	not yet defined	not yet defined
Airfoils	aerodyn and modified NACA 63	aerodyn and modified NACA 63	aerodyn and modified NACA 63
Swept area [m2]	not yet defined	not yet defined	not yet defined
Blade area [m2]	not yet defined	not yet defined	not yet defined
Pre-Bending at blade tip [m]	not yet defined	not yet defined	not yet defined

Connection

	aeroBlade 1.5-34	aeroBlade 1.5-37.5	aeroBlade 1.5-40.21
Bolt circle diameter of blade flange [mm]	1800	1800	1800
Tension bolts	not yet defined	not yet defined	not yet defined
Cross bolts	not yet defined	not yet defined	not yet defined
Max. outer diameter of flange [mm]	not yet defined	not yet defined	not yet defined

Structure

(glass/epoxy layout)	aeroBlade 1.5-34	aeroBlade 1.5-37.5	aeroBlade 1.5-40.2
Weight (excl. tension bolts) [kg]	not yet defined	not yet defined	not yet defined
Centre of Gravity (dissonance. from blade root) [m]	not yet defined	not yet defined	not yet defined
Inertia to rotor axis per blade [kgm2]	not yet defined	not yet defined	not yet defined
Inertia to pitch axis [kgm2]	not yet defined	not yet defined	not yet defined
first / second flapwise frequency [Hz]	not yet defined	not yet defined	not yet defined
first / second edgewise frequency [Hz]	not yet defined	not yet defined	not yet defined

Calculated Power Curve

The power data refers to wind speeds at hub height. The characteristic line of mechanical power has been calculated assuming stationary flow conditions for an air density of 1.225 kg/m3 at standard atmosphere and dry rotor blades with aerodynamically smooth profiles.

Further, blade pitch angles according to the values shown in the table are assumed. It is pointed out however that the optimum pitch angle can deviate slightly due to calculation uncertainties and unavoidable manufacturing tolerances.

Depending on the surface contamination of the blade and the turbulence intensity of the wind the power data can vary by about - 5 % due to physical reasons.

The electrical power data refers to the delivery at the transformer clamps under consideration of own consumption and electrical transmission losses within the system. Further the listed assumed transmission efficiencies of mechanical components have been taken into account in the calculation of electrical power data. The own consumption of the system (pitch drives, coolers, tans, pumps, etc.) has been included in the electrical efficiencies.

All electrical and mechanical efficiencies are based on an estimate. If other efficiency factors are used the electrical power data and hence the energy yield will change accordingly.

When comparing this data with a measured power curve according to a generally accepted standard the possible real power deviation resulting from a fault analysis of the measurement and evaluation system has to be considered. Only measurements without rain are to be used and the mean yaw angle deviation as well as the blade pitch angles are to be recorded.

The calculated power curve is not available at the moment.

Annex 2:

Document List

The following list defines all documents such as part list, drawings, specifications and other data on data medias which will be supplied to the Customer. These documents are containing all information which are necessary to produce the prototype rotor blade by the Customer. If additional documents are needed for the production of the prototype rotor blade these documents will be delivered by aerodyn to the Licensee.

The following documents will be submitted by aerodyn:

Drawings:

Document No. without revision	Title
Z-18.26-BL.00.00.00-A	General Assembly and Blade Connection
Z-18.26-BLBS.00.00A	Lightning Protection System
Z-18.26-BL.BS.00.01-A	Tip Receptor
Z-18.26-BL.NF.01.00-A	Assembly Main Mould
Z-18.26-BL.FG.01.00-A	Support Frame Suction Side
Z-18.26-BL.FG.02.00-A	Support Frame Pressure Side
Z-18.26-BL.FG.03.00-A	Main Mould Turning System
Z-18.26-BL.FG.01.XX-A	Support Frame Suction Side, Single Part Drawings (No. not fixed)
Z-18.26-BL.FG.02.XX-A	Support Frame Pressure Side. Single Part Drawings (No. not fixed)
Z-18.26-BL.FG.03.XX-A	Main Mould Turning system, Single Part Drawings (No. not fixed)
Z-18.26-BL.NF.02.00-A	Spar Cab Mould Suction Side, Assembly drawing
Z-1B.26-BLNF.03.00-A	Spar Cab Mould Pressure Side, Assembly drawing
Z-18.26-BL.NF.04.00-A	Nose Shear Web Mould, Assembly drawing
Z-18.26-BL.NF.05.00-A	TE Shear Web Mould, Assembly drawing
Z-18.26-BL.HA.XX.00-A	Blade handling frame, Assembly drawing
Z-18.26-BL.HA.00.XX-A	Blade handling frame, Single part drawings (No. not fixed)
Z-18.26-BL.FL00.01-A	Blade Connection, Tension Bolt (hydraulic controlled tension)
Z-18.26-BLFL.00.01-B	Blade Connection, Tension Bolt (torque controlled tension)
Z-18.26-BL.FL.00.02-A	Blade Connection, Cross Bolt
Z-18.26-BLLP.00.01-A	Blade, Lamination Plan
Z-18.26-BL.LP.00.02-A	Positioning Spar Cab and Shear Web Lay-Up
Z-18.26-BL.LP.00.03-A	Shell Bonding
Z-18.26-BL.LP.00.04-A	Cross Section

Part Lists:

Document No. without revision	Title
L-18.26-BL.00.00.00-A	General Assembly and Blade Connection
L-18.26-BL. NF.01.00-A	Assembly Main Mould
L-18.26-BL.FG.01.00-A	Support Frame Suction Side
L-18.26-BL.FG.02.00-A	Support Frame Pressure Side
L-18.26-BL.FG.03.00-A	Main Mould Turning System
L-18.26-BL.FG.XX.00-A	Support Frame Sub Assemblies
L-18.26-BL.HA.XX.00-A	Blade handling frame

Specifications:

Document No. without revision	Title
V-18.26-BL.00.00.00-A	Blade Specification
V-18.26-BLFL.00.00-A	Blade Root Connection (hydraulic controlled tension)
V-18.26-BLFL00.00-B	Blade Root Connection (torque controlled tension)
V-18.26-BL.BT.00.01-A	Blade Test Specification
V-18.26-BLUM.00.01-A	Specification Plug
V-18.26-BL.NF.00.02-A	Specification Mould Heating System

Manuals/Reports:

Document No. without revision	Title
A-18.26-BLNF.00.01-A	Turning Mechanism, Operating Manual
A-18.26-BL.NF.0D.D2-A	Turning Mechanism, Assembly Guidelines

Circuit Diagrams:

Document No. without revision	Title
S-18.26-BL.FG.EL.01-A	Turning Mechanism, Electrical Circuit Diagram
S-18.26-BL.FG.HY.01-A	Turning Mechanism, Hydraulic Circuit Diagram

Other Data on CD:

Blade, Outer geometry
Master Plug Suction Side, Sections geometry and 3D CNC cutting file
Master Plug Pressure Side, Sections geometry and 3D CNC cutting file
Blade Geometry check templates

Annex 3:

Scope of work for series production support

1 Series Production Support

General comments:

One aerodyn engineer will regularly visit the production facility of the Customer during the Support Period which is defined in the contract. During the visits the aerodyn engineer will examine the quality control system and the production process of the aerodyn rotor blades. The purpose of the visit is explicitly not the training of the production staff of the Licensee. The visits will take place every 4 month during the Support period. The duration of the visits depends on the number of negative moulds used at the production facility as defined in the following:

•	2 working days for one negative blade mould

•	3 working days for two negative blade moulds

•	4 working days for more then two negative blade moulds

In order to examine the complete production process it should be assured by the Customer that one complete blade including bonding and finishing is produced during the visit period of the aerodyn engineer. A report will be prepared after the visit which documents the status of the blade production during the visit of the aerodyn employee. aerodyn only can make suggestion for improvements or point out possible problems. The customer itself is always responsible for the quality of the production and the rotor blade.

Scope of work:	- Visit of 1 aerodyn engineer for the time period defined above
- Examination of the quality control system and the production process
- Reporting of the examinations made by the aerodyn engineer
- Closing meeting at the end of the visit and discussion with the management about the visit results

Tasks not included:	- Practical training of the production staff
- Production duties

External requirements:	- Production planning for one complete blade production during the visit

Result of work:	- Examination reports

Annex 4:

Scope of work for Prototype Support

Content	Page

1 Technical Support	1
2 Support for prototype production	2
3 Support and evaluation of the blade test	3

1	Technical support

General comments:

During the project, aerodyn will provide technical support to the customer with regard to the following issues:

•	advice on sourcing of processing machines (resin mixing, bonding paste mixing, drilling and sawing, laminate impregnation)

•	advice on resin infusion process trials for blade production

•	advice on design and manufacture of auxiliary tooling (web moulds, spar cap moulds, bonding angle moulds, web and spar cap positioning jigs)

With regard to the processing machines aerodyn will establish contacts with suitable suppliers and support the customer in the evaluation of different options. aerodyn assumes no further responsibility with regard to the processing machines, and any other tasks related to the processing machines, in particular commercial negotiations and the final choice of machines, are the Customer’s responsibility. With regard to the resin infusion process aerodyn will specify one test for investigating the resin reactivity in a thick root laminate, one test for investigating the required pre-cure time in a thin laminate and an infusion trial on a representative part of the blade structure in an existing blade mould. aerodyn will further provide technical support with regard to additional infusion trials that may be required to ensure a functioning resin infusion process. aerodyn assumes no further responsibility with regard to the resin infusion process, and any other tasks related to the resin infusion process, in particular the final specification of the infusion process and the adequate realisation and implementation of the resin infusion process, are the customer’s responsibility.

With regard to the additional tooling aerodyn will provide all required lengths, widths and positions of components or blade parts that are needed for the design and manufacture of the additional tooling. aerodyn will further provide technical support with regard to the design and manufacture of the additional tooling. aerodyn assumes no further responsibility with regard to the additional tooling, and any other tasks related to the additional tooling, in particular the actual design and manufacture of the additional tooling, are the customer’s responsibility.

Scope of work:	- Supply of information and technical support in accordance with detailed description above

Tasks not included:	- Preparation of work instructions
- Support for blade material tests
- Decision making and direct instructing of personnel

External requirements:	- English speaking contact person at Customer with appropriate technical understanding
- Information by the customer with regard to progress of investigations and tests as well as results found

Results of work:	- Information given under general comments
- Specification for two infusion tests and one infusion trial

2	Support for prototype production

General comments:

To ensure a clear and efficient communication during the prototype production and to enable an adequate and efficient definition of procedures, methods and details one aerodyn employee will visit the Customer at certain events during the prototype production. The following events are suggested:

•	Kick-off meeting before start of master plug production (Maximum 5 working days, 1 engineer)

•	Inspection of the finished master plug and discussion of mould production (Maximum 5 working days, 1 engineer)

•	When finishing mould manufacturing, including mould inspection (Maximum 10 working days, 1 engineer)

•	Production of prototype blade (Maximum 15 working days, 1 engineer)

The visits will be used, on one hand, to clarify any open issues with regard to the design documentation handed over so far and, on the other hand, to define and prepare the further steps to be taken. The other purpose of the visits will be for aerodyn to support the Customer in practical issues on site. Every visit will be prepared by aerodyn and the Customer and aerodyn will prepare visit reports after the visit.

Scope of work:	- Travel to the production facility
- Project visits at the production facility
- Preparation of visits and reporting

Tasks not included:	- Detailed definition and preparation of procedures
- Definition of material processing requirements and conditions
- Preparation of work instructions
- Decision making and direct instructing of personnel

External requirements:	- English speaking contact person at Customer with appropriate technical understanding

Results of work:	- Prepared project visits including visit reports
- inspection reports for plug, mould and prototype blade

3	Support and evaluation of the blade test

General comments:

The scope of work presupposes one static blade test. The specification of the static blade test which will be submitted by aerodyn describes all details which are necessary to perform the blade test such as (list may be not complete):

•	Definition of position of measuring points for strain and deflection

•	Definition of measuring points for every load introduction point

•	Definition of the locations of the load introduction points as well as the load introduction steps during the test

•	Definition of the mode shapes of the rotor blade

The test is carried out by the blade manufacturer who is also in charge of data recording. All costs related to the hardware for the test and the labour cost of the customer is paid by the customer. During the blade test, one aerodyn employee and one employee of the Certification institute will be present. The test process is supervised. All labour costs of aerodyn and the certification institute will be paid by aerodyn. The evaluation of the measured data and a comparison with the calculation results are carried out by aerodyn.

Scope of work:	- Supervision of the blade tests (maximum 5 working days, 1 aerodyn employee and 1 employee of the certification institute)
- Evaluation of the blade test and comparison with the calculation results

Tasks not included:	- Implementation of the blade tests
- Implementation of the measurements
- Design and drawing of the test bench structure (bolt connection inclusive) of the rotor blade

External requirements:	- Information on the test facility

Internal requirements:	- None

Result of work:	- Report with evaluation of one static blade test to verify the blade structure

Annex 6: Specimen Invoice

Customer name	Datum/date:	YYYY-MM-DD
Contact Person	Rechnungsnr/lnvoice no.:	R XYZ-6
Customer address	Steuernr./German tax no:	1119 297 01353 57 201
	Bankverbindung/Bank:	Deutsche Bank
	Konto-Nr./Account-No:	6137582
City, Province, Postal code	BLZ/BankCode:	210 700 24
P.R. China	Bank-IBAN:	DE23 2107 0024 0006 1375 82
	SWIFT/ Bank-BIC:	DEUTDEDB210
By Mail in advance: address@customer	Zahlbar bis zum/Payment until:	YYYY-MM-DD

Bestellnummer/Your order no: Bestellung Datum/Your order date: Lieferantennummer/Supplier no: IhreUSt ID/Your VAT:

Invoice

License Agreement aerodyn Blade

With reference to your order mentioned up above—we hereby charge a partial payment as follows:

Pos. 1 Basic License Fee at Contract Signature	EUR XXX

The amount does not include VAT.

ppa. Rainer OSTHORST Financial Manager

Annex 7:

Extract of the demands on Quality Management in

the Guideline of Germanischer Lloyd

The requirements for manufacturing are set forth in Chapter 3 of the “Guideline for the Certification of Wind Turbines” issued by Germanischer Lloyd. The paragraphs relevant for the manufacturing of rotor blades are listed below. The most current revision of the guideline and its regulations shall be considered at any time and additional requirements by the Certification Institute must be followed.

Relevant paragraphs for the manufacturing of rotor blades in GL Guideline:

3.1 Requirements for Manufacturers

3.2 Quality Management

3.3 Materials

3.4 Production and testing

In addition to the demands on Quality Management according to the Guideline of Germanischer Lloyd, the requirements in the rotor blade specification must be followed.

Annex 8:

Required tools and equipment

The following lists the major tooling and equipment requirements of a blade manufacturing facility. These tools and equipment represent a minimum standard, necessary to ensure the final quality of the project and the health and safety requirements of the workers. This list is by no means complete. Numerous additional smaller tools are required and should be considered to successfully produce a blade – those listed are capital intensive resources.

In all cases, tools and facilities should be chosen/developed to meet local environmental health and safety regulations and ensure the interests of workers are maintained.

The list is separated in tools and equipment which are designed and specified by aerodyn in detail and those for which aerodyn does not give a detailed specification.

1	Tools and equipment designed and specified by aerodyn

1.1	Moulds

For the manufacture the following moulds will be required:

-	Blade shell moulds (suction side + pressure side)

-	Spar cap moulds

-	Shear web moulds

-	Bonding flange moulds (LE + TE)

All moulds must be vacuum tight and manufactured to exacting dimension. For these moulds, it is in general required that a positive mould (plug) be manufactured beforehand.

1.2	Hydraulic turning mechanism

In order to close the mould, a hydraulic turning mechanism is envisaged. This shall be specified in detail as part of the licence package.

1.3	Heating system (to be specified later) – including temperature monitoring

All primary and auxiliary moulds must be equipped with an appropriate heating system in order to ensure the cure quality of the component. These systems shall be specified by aerodyn. Additionally, appropriate temperature monitoring systems must be installed to track the cure at multiple locations on the blade.

2	Tools and equipment without detailed specification by aerodyn

2.1	Vacuum system

All primary (blade shells) and auxiliary moulds must be appropriately equipped with vacuum systems—which should include pumps, vacuum ports, vacuum monitors etc.

2.2	Resin mixing machines

In order to ensure a consistent quality of the resin and the final product, resin mixing machines are required with an appropriate capacity. Advice will be given in the selection of such machines.

2.3	Bonding paste mixing machines

In order to ensure a consistent quality of the bonding paste and the final product, bonding paste mixing machines are required with an appropriate capacity. Advice will be given in the selection of such machines.

2.4	Positioning tools

Additional tools will be required for the positioning of, in particular, the shear webs.

2.5	Transportation systems

Crane System:

In order to safely and effectively handle the blade it is necessary for the facility to be equipped with cranes. These must include a “soft start” feature to ensure that no damage occurs during handling. It is recommended that 2x1 OT cranes are available.

Prefabricated component transportation systems:

Consideration should be given to effective transportation of, for example, spar caps. Ideal possibilities include vacuum suction supports mounted on the crane to ensure minimal damage.

Fork lifts:

Fork lifts should be available to transport the raw materials, etc. These must be gas or electric to avoid the emission of particles which will effect the lamination process.

Additional transportation:

Consideration should be given to the effective transportation of the finished blades.

2.6	Drilling/Cutting machine

A drilling machine is required for drilling the blade bolt holes (both tension bolts and cross bolts). This is in general combined with the tool for cutting the blade at the flange interface between blade and pitch bearing. Machine most be capable of matching exacting tolerances and as such, it is a significant investment.

2.7	Painting hall

A painting hall is required to ensure a consistent quality and durability in the painting process. These hall is also required to ensure appropriate ventilation during the spray process which involves the release of a high concentration of toxic volatiles and also heating to 60° to cure the paint unless lower curing temperatures are specified by the supplier of the surface coating. The outlet and handling of the gasses through the ventilation system should be managed in a manner in accordance with workers and environmental, health and safety requirements.

In addition to the hall, airless painting systems are also required to ensure a high quality of finish.

2.8	Appropriate production facility

It is required that the licensee has access to an appropriate production facility. An appropriate production facility should have sufficient floor space to provide for:

-	Glass + resin storage

-	Blade moulds including required tooling

-	Blade finishing hall

-	Blade drilling station

-	Glass cutting room

-	External storage of finished blades

In addition, it is critical that the following issues are taken into account:

-	Appropriate ventilation for the blade finishing/sanding area

-	Appropriate room for storage of resin and glass (both used and unused) with sufficient air ventilation and fire containment.

-	Temperature controlled production facility (15°-25°) to ensure close control of resin infusion parameters. This can be restricted simply to the infusion hall, the maximum temperature for series production can be increased to 30° if special processing requirements are observed.

-	Humidity control according to the resin suppliers specification

2.9	Blade testing mounting frame

The licensee must have access to an appropriate test mounting frame and instrumentation (data loggers, strain gauges, displacement gauges etc) to test the blade. This may or may not be the property of the licensee.

2.10	Additional

A number of extra smaller tools and equipment will be required throughout the production process. It should be taken into account that additional resources will be required.

Annex 9:

Time schedule

The time schedule for the delivery of documents under the license contract for the aeroBlade 1.5 is given below. aerodyn is only obliged to deliver the documents at the given dates, if all due invoices for previous deliveries under this contract have been paid in full:

3D geometry finished	2007-09-28 (Week 39/2007)
Design blade mould finished	2007-12-07 (Week 49/2007)
Documentation finished	2008-02-28 (Week 9/2008)

aerodyn will try to deliver the 3D geometry until 2007-08-05, how ever it is uncertain if this time schedule can be met.

Annex 10: Payment schedule

Payment for the documents and services shall be made according to the following payment schedule:

Payments according to the delivery of documents according to Annex 2 as described below:

95 000,- EUR:	At contract signature
60 000,- EUR:	After submitting of the rotor blade geometry for master plug production
60 000,-EUR:	After submitting of the mould design, including support frame, heating system and turning mechanism
60 000,- EUR:	After submitting of all documents required for manufacturing blades
50 000,- EUR:	After receipt of the design assessment on Licensees name